As filed with the Securities and Exchange Commission on March 31, 1999.
                                             Registration No. 333-67543

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                      MARSH & MCLENNAN COMPANIES, INC.
           (Exact name of Registrant as specified in its charter)

                                  DELAWARE
                      (State or other jurisdiction of
                       incorporation or organization)

                                 36-2668272
                    (I.R.S. Employer Identification No.)

                             _________
                        1166 AVENUE OF THE AMERICAS
                          NEW YORK, NY 10036-2774
                               (212) 345-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
             of each Registrant's Principal Executive Offices)

                            GREGORY F. VAN GUNDY
                       GENERAL COUNSEL AND SECRETARY
                      MARSH & MCLENNAN COMPANIES, INC.
                        1166 AVENUE OF THE AMERICAS
                          NEW YORK, NY 10036-2774
                               (212) 345-5000

         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)

                                  Copy to:
                            GREGORY A. FERNICOLA
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              919 THIRD AVENUE
                          NEW YORK, NEW YORK 10022
                               (212) 735-3000


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ( )
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ( )




                               EXHIBIT INDEX


 Exhibit
 Number                   Description of Exhibits


 1.1 The form of underwriting agreement will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
 4.1       Form of senior indenture.*
 4.2       Form of subordinated indenture.*
 4.3 The form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
 4.4 The form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
 4.5 The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
 5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
 12.1 Statement re: Computation of ratio of earnings to fixed charges.*
 23.1      Consent of Deloitte & Touche LLP, Independent Accountants.
 23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
           Exhibit 5.1).*
 23.3      Consent of PricewaterhouseCoopers, Chartered Accountants.*
 24.1 Power of attorney of certain officers and directors of the registrant.*
 25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as trustee under the senior indenture.*
 25.2 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as trustee under the subordinated indenture.*

 ________________
 *Previously filed.